Exhibit 10.24

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of February 18, 2016 (the “Effective Date”) by and between Valeritas, Inc. a Delaware corporation (the “Company”) and John Timberlake (the “Executive”). The Company and the Executive are referred to each individually as a “party” and collectively as the “parties.”

RECITALS:

WHEREAS, the Company and the Executive previously executed an offer letter, dated April 22, 2009 (the “Original Agreement”); and

WHEREAS, the Executive and the Company desire to amend and restate the terms and conditions of the Original Agreement and to continue the Executive’s employment with the Company upon the amended and restated terms and conditions as set forth herein in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties agree as follows:

1. Term. Subject to termination under Section 4, this Agreement shall be effective for the period beginning on the Effective Date and continuing until the third anniversary of the Effective Date. The term of this Agreement shall automatically renew for periods of one-year, unless either party gives written notice to the other party at least 30 days prior to the end of the then existing term or any one-year renewal period, that the term of the Agreement shall not be further extended. The period commencing on the Effective Date and ending on the date on which the term of the Agreement terminates in accordance with this Section 1 or upon termination of employment in accordance with Section 4 is referred to hereinafter as the “Term.” Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of the Company, and the Executive specifically acknowledges that the Executive shall be an employee-at-will of the Company, and thus subject to discharge at any time by the Company with or without Cause (as defined in Section 4) and without compensation of any nature except as provided in Section 5 below.

2. Duties. During the Term, the Executive shall serve as the President and Interim Chief Executive Officer of the Company, and shall perform the executive and administrative duties, functions and privileges incumbent with such position and such other duties as reasonably determined and assigned by the Board of Directors of the Company (the “Board”), from time to time. The Executive shall devote substantially all of his time, attention and skill to such duties, except for paid vacation and other excused absence periods, and shall serve the Company faithfully and to the best of his ability, and shall use his best efforts to promote the success of the business of the Company. Upon appointment of a permanent Chief Executive Officer, the Executive’s position shall automatically return to President & Chief Commercial Officer of the Company and the Executive shall report to such permanent Chief Executive Officer. In no event shall the appointment of a permanent Chief Executive Officer and the Executive’s return to the position of President & Chief Commercial Officer trigger “Good Reason” (as defined in Section 4) for purposes of this Agreement. The Executive’s employment is subject to compliance with the Company’s policies, including any code of conduct, all as may be amended from time to time.

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Notwithstanding the foregoing, nothing in this Section 2 will prevent the Executive from engaging in additional activities in connection with personal investments and community affairs that are not materially inconsistent with the Executive’s duties under this Agreement and that do not violate Section 6.

3. Compensation.

a. Base Salary. During the Term, the Company shall pay to the Executive an annual base salary (“Base Salary”) of at least $392,141, less applicable and authorized deductions, subject to review annually for appropriate increases by the Board pursuant to the normal performance review policy for senior level executives. The Base Salary shall be payable in accordance with the Company’s payroll schedule.

b. Annual Bonus. For each calendar year during the Term, the Executive shall be eligible to earn an annual discretionary bonus (“Annual Bonus”) based upon the level of attainment of performance goals established by the Board. The target level of the Annual Bonus during the period he is serving as President and Interim Chief Executive Officer is 50% of the Executive’s Base Salary (the “Target Bonus”). Upon the Executive’s return to the position of President & Chief Commercial Officer, the Target Bonus shall be adjusted to 35% of Base Salary. If the Executive’s transition to President & Chief Commercial Officer occurs at any time during the course of the calendar year, the Target Bonus will be apportioned at the applicable level based on the number of full or partial months the Executive serves in the applicable role. The Executive’s actual Annual Bonus, if any, will be awarded in the Company’s discretion, and shall be paid in accordance with the terms and conditions of the Company’s Annual Bonus program. Except as provided in Section 5, in no event will the Executive be eligible to be awarded an Annual Bonus if the Executive is not actively employed by the Company on, or has given or received notice of termination or resignation prior to, the date on which bonuses for the applicable year are paid to similarly situated employees. In no event will any Annual Bonus be paid later than March 15 of the calendar year following the calendar year for which the Annual Bonus is earned. The Executive’s receipt of an Annual Bonus in one year does not guarantee receipt of any bonus in any subsequent year.

c. Equity Compensation. The Executive currently holds outstanding equity awards that remain subject to the terms of the applicable award agreement evidencing the equity award. The Executive will be eligible to receive equity awards pursuant to the terms of the Valeritas, Inc. 2014 Incentive Compensation Plan, or successor equity compensation plan, as each may be amended from time to time (the “Equity Plan”) as determined by the Company in its discretion. All determinations as to eligibility to receive equity awards, as well as the amount of any such equity grants made under the Equity Plan, shall be made in the Company’s sole discretion, subject to final approval by the Board or its designee. All equity awards shall be subject to the terms of the award agreement evidencing the equity award and the Equity Plan, or other equity plan pursuant to which the equity award was granted.

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d. Other Benefits. During the Term, the Executive shall be eligible to participate in such employee benefit plans, programs or arrangements as are generally made available from time to time to other Company senior executives, to the extent the Executive is eligible under the terms of the plans, programs or arrangements pursuant to which such benefits are provided. Nothing in this Agreement shall prevent the Company from amending or terminating any Company employee benefit plan, program or arrangement from time to time as the Company deems appropriate.

e. Paid Time Off. During the Term, the Executive shall accrue a minimum of four (4) weeks paid time off each year, subject to the terms of the Company’s paid time off policy as in effect from time to time.

4. Termination Events. This Agreement, the Executive’s employment and any and all rights of the Executive under this Agreement will terminate (except as otherwise provided in Section 5):

a. Upon the death of the Executive;

b. If the Company terminates the Executive due to the Disability (as hereinafter defined) of the Executive, immediately upon notice from the Company to the Executive;

c. For Cause (as hereinafter defined), immediately upon notice from the Company to the Executive, or such later time as such notice may specify;

d. If the Company terminates the Executive without Cause or the Executive resigns for Good Reason (as hereinafter defined); and

e. If the Executive resigns other than for Good Reason.

The Executive agrees to resign from all officer and director positions with the Company and its affiliates effective upon the Executive’s termination of employment.

For purposes of this Agreement, the Executive will be deemed to have a “Disability” if he is disabled within the meaning of such term under the Company’s long-term disability plan.

For purposes of this Agreement, “Cause” shall mean the Executive’s (i) misappropriation of funds with respect to the Company or its affiliates, (ii) a material violation of this Agreement or of the employment policies of the Company or an affiliate, as in effect from time to time, (iii) a breach of any written confidentiality, nonsolicitation or noncompetition covenant with the Company or an affiliate, including but not limited to those set forth in this Agreement, (iv) conviction of a felony, or (v) misconduct that has a material adverse effect on the business, operations, assets, properties, or financial condition of the Company or an affiliate; provided, however, that to the extent the Board determines to terminate the Executive for Cause based on violation under clause (ii) or a breach under (iii), the Board shall provide the Executive with ten (10) days’ written notice prior to such a termination for Cause and the Executive shall have an opportunity to cure the applicable violation or breach, but only to the extent such violation or breach, as applicable, is capable of being cured, as determined by the Board in its sole discretion.

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For purposes of this Agreement, the Executive shall have “Good Reason” if he provides the Company with written notice of his intent to resign within sixty (60) days after the occurrence of any of the following without the Executive’s written consent: (i) a material diminution in the Executive’s duties, authority or responsibilities relative to the duties, authority or responsibilities in effect immediately prior to the change such that Executive no longer has the title of, or serves or functions as, Chief Executive Officer of the Company; (ii) the Company requires that the Executive’s principal office location be moved to a location more than fifty (50) miles from the Executive’s principal office location immediately before the change; (iii) a material diminution by the Company of the Executive’s Base Salary or Target Bonus; (iv) the Company fails to renew the Agreement, in accordance with Section 1; or (v) any material breach by the Company of this Agreement; provided, however, that the occurrence of an event described in clauses (i) through (v) of this definition shall not constitute Good Reason if such event is fully corrected in all material respects by the Company within thirty (30) days following the receipt of the Executive’s written notice of his intent to resign. If the Company fails to cure the event described in clauses (i) through (v) the Executive must actually resign within thirty (30) days following the expiration of the cure period.

5. Obligations Upon Termination.

a. By the Company or the Executive for any Reason. If the Executive’s employment is terminated by the Company or the Executive for any reason, with or without Cause (as defined below), the Executive will have no further rights against the Company hereunder, except as set forth in subsection (b) or (c) below to the extent applicable, and except for the right to receive any unpaid Base Salary attributable to employment before the termination date and any other payments that have accrued or fully vested but which have not yet been paid prior to such termination. Other than the payments set forth in this subsection (a) and subsections (b) and (c) below, as applicable, the Executive will not be entitled to receive any other compensation for the calendar year during which the Executive’s termination of employment occurs or any subsequent calendar period.

b. By the Company without Cause or the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), or the Executive resigns for Good Reason, and in either case the Executive executes and does not revoke a Release (as defined in subsection (e) below) (a “Qualifying Termination”), then the Executive will be eligible to receive the benefits set forth in either subsection (i) or (ii) below (but not both).

(i) Not in Connection with a Change in Control. If the Qualifying Termination occurs prior to the effective date of a Change in Control (as defined in the Equity Plan) and the Qualifying Termination is not a “Qualifying Pre-Closing Termination” (as defined in subsection (ii) below), or the Qualifying Termination occurs more than twelve (12) months after a Change in Control (in either case, a “Standard Qualifying Termination”), the Executive shall be entitled to:

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(1) continuation of the Executive’s Base Salary (at the salary rate then in effect) for twelve (12) months following the Executive’s employment termination date (the “Severance Period”), in accordance with the Company’s payroll schedule, commencing on the sixtieth (60th) day after the Executive’s effective date of termination, with the first such installment payment including any unpaid severance payments that would have been made on the normal payroll dates occurring during the first sixty (60) days following the date of termination;

(2) an Annual Bonus for the year in which the Executive’s Qualifying Termination occurs, subject to achievement of any performance targets or goals applicable to such Annual Bonus and otherwise to the extent that the Company, in its sole discretion, awards bonuses to its executives for the year in which the termination occurs, and any such Annual Bonus shall be pro-rated to reflect the Executive’s employment with the Company through the date of termination and shall be payable in a lump sum at the same time as other such annual bonuses are payable to active employees;

(3) any Annual Bonus earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date; and

(4) provided that the Executive is eligible for and timely elects COBRA continuation coverage under the Company’s group health plan, the Company will reimburse the Executive for the monthly COBRA cost of continued coverage under such plan for the Executive, and, where applicable, his spouse and dependents, less the amount the Executive would have been required to pay for such coverage if the Executive were an active employee of the Company, for the Severance Period, or until the Executive becomes employed by another employer offering any such benefits (whichever is earlier), provided that the Company reserves the right to restructure the foregoing reimbursement arrangement in any manner necessary or appropriate to avoid fines, penalties or negative tax consequences to the Company or any affiliate or the Executive (including, without limitation, to avoid any penalty imposed under the Patient Protection and Affordable Care Act or the guidance issued thereunder), as determined by the Company in its sole and absolute discretion. The Executive agrees to provide the Company with notice of eligibility under another health plan within two (2) weeks of such eligibility. The Executive shall submit appropriate evidence of each such expense within sixty (60) days after his receipt of the invoice or billing statement for such expense, and the Company shall provide the Executive with the requisite reimbursement on the next payroll date thereafter. The monthly reimbursements described in this clause (4) shall be paid in normal payroll installments, commencing on the sixtieth (60th) day after the Executive’s effective date of termination. The first such installment payment shall include any unpaid severance payments that would have been made on the normal payroll dates occurring during the first sixty (60) days following the date of termination. The COBRA health care continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) shall run concurrently with the Severance Period.

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(ii) In Connection with a Change in Control. If the Qualifying Termination occurs either (A) within three months prior to the effective date of a Change in Control but during the “Pre-Closing Period” (as defined below) (a “Qualifying Pre-Closing Termination”), or (B) on the date of, or within twelve (12) months after, the effective date of a Change in Control (in either case, together with a Qualifying Pre-Closing Termination, a “CIC Qualifying Termination”), the Executive shall be entitled to the same payments and benefits set forth under Section 5(b)(i) above, except that (1) the Severance Period for purposes of Sections 5(b)(i)(1) and 5(b)(i)(4) shall extend for eighteen (18) months instead of twelve (12) months and (2) in lieu of the Annual Bonus set forth in Section 5(b)(i)(2), the Executive shall receive the Target Annual Bonus for the year in which the Executive’s Qualifying Termination occurs, pro-rated to reflect the Executive’s employment with the Company through the date of termination, which shall be payable to the Executive on the sixtieth (60th) day following the Executive’s employment termination date, provided that if the Change in Control occurs after a Qualifying Termination under Section 5(b)(i) above, but prior to payment of the Annual Bonus for the year in which the Executive’s termination of employment occurs, the pro-rated Target Annual Bonus described in this subsection (ii) shall be paid on the sixtieth (60th) day following the Change in Control. For the avoidance of doubt, if a Change in Control occurs after a Qualifying Termination under Section 5(b)(i) above, and after payment of the pro-rated Annual Bonus described in Section 5(b)(i)(2), the Executive shall not be eligible to receive any additional payments for any Annual Bonus, including the Target Annual Bonus described in this subsection (ii).

For purposes of this Agreement, the “Pre-Closing Period” means the period commencing with the Company’s execution of a definitive agreement for a Change in Control transaction and ending upon the earlier to occur of (A) the closing of the Change in Control contemplated by such definitive agreement and (B) the termination of such definitive agreement without the consummation of the contemplated Change in Control.

(iii) No Duplication of Benefits. Notwithstanding anything to the contrary, under no circumstances shall the Executive be eligible to receive payments under both subsections (i) and (ii) of this Section 5(b).

c. Death or Disability. If the Company terminates the Executive’s employment on account of the Executive’s Disability (subject to the requirements of applicable law) or if the Executive dies while employed by the Company, the Company shall pay the Executive (or the Executive’s estate in the case of death) the Executive’s Base Salary (at the salary rate then in effect) for three (3) months following the Executive’s termination of employment, in accordance with the Company’s payroll schedule, commencing on the sixtieth (60th) day after the Executive’s effective date of termination, with the first such installment payment including any unpaid severance payments that would have been made on the normal payroll dates occurring during the first sixty (60) days following the date of termination. Except as provided in subsection (a) above, the Executive shall not be entitled to any other compensation for the calendar year during which the termination occurs or any subsequent calendar period.

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d. Employee Benefit Plans. The Executive’s accrual of or participation in plans providing for benefits will cease on the effective date of the Executive’s termination of employment and the Executive will be entitled to accrued benefits pursuant to such plans only as provided in such plans. The Executive will not receive, as part of his termination pay pursuant to this Section 5, any payment or other compensation for any vacation, holiday, sick leave or other leave unused on the effective date of termination of the Executive’s employment pursuant to this Agreement, except to the extent required to be paid by applicable law.

e. Release Requirement. The Company will be obligated to provide the severance benefits set forth in this Section 5 (except in the case of death) only if the Executive executes and does not revoke a complete release of any and all claims that the Executive may have against the Company and its affiliates, substantially in the form attached hereto as Exhibit A, with such changes as are required to comply with applicable law at the time of the Executive’s termination of employment or as reasonably determined by Company counsel to be necessary or appropriate (the “Release”). Such Release shall become effective upon the expiration of the revocation period contemplated thereby, as long as the Executive does not revoke the Release during such revocation period. Notwithstanding anything to the contrary, if the Release is not effective as of the scheduled payment date for the Executive’s receipt of the payments and/or benefits set forth in this Section 5 (other than subsection (a)) (e.g., on the sixtieth (60th) day following the Executive’s termination date), the Executive will forfeit such payments and/or benefits.

f. Code section 280G. Notwithstanding anything to the contrary, if any severance payment under this Section 5, either alone or together with any other payment which the Executive has received or has the right to receive from the Company (“Total Payments”), would otherwise exceed the amount (the “Safe Harbor Amount”) that could be received by the Executive without the imposition of an excise tax under section 4999 of the Code, then the Total Payments shall be reduced to the extent, and only to the extent, necessary to assure that their aggregate present value, as determined in accordance the applicable provisions of section 280G of the Code and the regulations thereunder, does not exceed the greater of the following dollar amounts: (i) the Safe Harbor Amount, or (ii) the greatest after-tax amount payable to the Executive after taking into account any excise tax imposed under section 4999 of the Code on the Total Payments. The Company shall pay all of the fees, including legal and accounting fees, associated with calculating the amounts set forth in this subsection (f).

6. Covenant Not to Compete; Non-Disclosure of Information; Invention Assignment; Return of Company Property.

a. Covenant Not to Compete/Not to Solicit. The Executive acknowledges and recognizes that the Company operates in a competitive field and that confidential information concerning its business operations is a substantial asset that was acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, the Executive agrees to the following:

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(i) During the Restricted Period (as defined below) and within the Restricted Area (as defined below), the Executive will not, individually or in conjunction with others, directly or indirectly, engage in any activities with a Competitive Business (as defined below), whether as an officer, director, proprietor, employer, partner, independent contractor, active investor, consultant, advisor or agent, except in connection with the Executive’s responsibilities as an employee of the Company.

(ii) During the Restricted Period, the Executive will not, directly or indirectly, compete with the Company by soliciting, inducing or influencing any Company Clients (as defined below) to discontinue or reduce the extent of such relationship with the Company.

(iii) During the Restricted Period, the Executive will not (1) directly or indirectly recruit, solicit or otherwise influence any employee or agent of the Company to discontinue such employment or agency relationship with the Company, or (2) employ or seek to employ, or cause or permit any Competitive Business to employ or seek to employ for any Competitive Business any person who is then (or was at any time within one (1) year prior to the date the Executive or the Competitive Business employs or seeks to employ such person) employed by the Company.

(iv) During the Restricted Period, the Executive will not interfere with, or disrupt or attempt to disrupt any relationship, contractual or otherwise, between the Company and any Company Clients, customer, employee or agent of the Company.

b. Non-Disclosure of Information. The Executive acknowledges that the Company’s trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and other confidential information concerning the Company’s products, services, training methods, development, technical information, marketing activities and procedures, credit and financial data concerning the Company and/or the Company’s Clients (the “Proprietary Information”) are valuable, special and unique assets of the Company, access to and knowledge of which are essential to the performance of the Executive hereunder. In light of the highly competitive nature of the industry in which the Company’s business is conducted, the Executive agrees that all Proprietary Information, heretofore or in the future obtained by the Executive as a result of the Executive’s association with the Company shall be considered confidential.

In recognition of this fact, the Executive agrees that the Executive will not use or disclose any of such Proprietary Information for the Executive’s own purposes or for the benefit of any person or other entity or organization (except the Company) under any circumstances, except as set forth in Section 6.1 below, unless such Proprietary Information has been publicly disclosed generally or, unless upon written advice of legal counsel reasonably satisfactory to the Company, the Executive is legally required to disclose such Proprietary Information. Documents (as defined below) prepared by the Executive or that come into the Executive’s possession during the Executive’s association with the Company that include Proprietary Information are and will remain the property of the Company, and when this Agreement terminates, such Documents shall be returned to the Company at the Company’s principal place of business, as provided in the Notice provision (Section 10.f) of this Agreement or destroyed.

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c. Documents. “Documents” shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; communications; telex messages; memoranda; work-papers; reports; affidavits; statements; summaries; analyses; evaluations; customer mailing lists; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term “Documents” shall also mean identical copies of original documents or non-identical copies thereof.

d. Company’s Clients. The “Company’s Clients” shall be any person or entity for whom the Company has a contractual relationship, including, but not limited to, any person or entity which has entered into any contract for the distribution of any of the Company’s products within one (1) year immediately preceding the date Executive’s employment with the Company terminates.

e. Restricted Period. The “Restricted Period” shall be at all times during the Executive’s employment with the Company, and shall extend for twelve (12) months following the Executive’s termination of employment if such termination is a Standard Qualifying Termination, or for eighteen (18) months following the Executive’s termination of employment if such termination is a CIC Qualifying Termination, provided, however, that the Restricted Period shall be extended by any period of time during which the Executive is in breach of the covenants set forth in this Section 6. The periods of time during which the Executive is in violation of the covenants set forth in this Section 6 shall be in addition to the Restricted Period specified herein.

f. Restricted Area. The “Restricted Area” shall mean any geographic area in which the Company actively did business within the twelve (12) months preceding the Executive’s termination of employment or which the Company planned to conduct business during that same period.

g. Competitive Business. “Competitive Business” shall mean a company that is in any stage of research, development or commercialization of a patch, pump or other extended insulin release device or mechanism primarily targeted to diabetic patients. Notwithstanding the foregoing, the following activities will not be prohibited “Competitive Business” activities: (i) a passive investment of up to five percent (5%) of the outstanding stock of a publicly held corporation regardless of whether such corporation engages in a Competitive Business; (ii) providing investment banking services on behalf of an investment banking firm regardless of whether or not such firm is providing services to an entity engaged in a Competitive Business; or (iii) the Executive commencing employment with any entity that engages in both Competitive Business activities and activities which are not Competitive Business activities so long as the Executive provides services to such entity with respect to non-Competitive Business activities and does not engage in Competitive Business activities.

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h. Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in Sections 6(a) and 6(b) are essential elements of this Agreement, and that but for the agreement by the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed to be agreements independent of any other provisions of this Agreement.

i. Company Includes. For purposes of this Agreement, the Company shall include the Company, and any parent and any direct and indirect subsidiaries and affiliates (as defined in Rule 501 under the Securities Act of 1933).

j. Invention Assignment. The Executive agrees that all inventions, including, but not limited to, improvements, and all know-how, processes, techniques, formulas, ideas, circuits, designs, trademarks, trade secrets and copyrightable works (collectively, “Inventions”) which result from work performed by the Executive on behalf of the Company or from access to Proprietary Information shall be the property solely of the Company. The Executive agrees, both during and after employment with the Company, to disclose promptly and in writing, to the Company, all Inventions that the Executive, either solely or jointly with others, make, author, discover, develop, conceive and/or reduce to practice derived from Proprietary Information. The Executive hereby assigns and agrees to assign to the Company or its designee, without further consideration, his entire right and interest in and to all Inventions, including all rights to obtain, register and enforce patents, copyrights, mask work rights and other intellectual property protection for Inventions. The Executive agrees to execute all documents reasonably necessary to perfect such intellectual property rights and the assignment of those rights to the Company or its designee. The Executive further agrees to assist the Company (at the Company’s expense), both during and after employment with the Company, in obtaining, protecting and/or enforcing patents, copyrights or other forms of Inventions.

k. Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason whatsoever, voluntarily or involuntarily (and in all events within five (5) days of the Executive’s effective date of termination), and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in the Executive’s possession, under the Executive’s control or to which the Executive may have access. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Proprietary Information or Inventions, and shall remove from any personal computing or communications equipment all information relating to the Company.

l. Permitted Conduct. Nothing in this Agreement restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission (“EEOC”), the Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), the Department of Justice (“DOJ”), the Securities and Exchange Commission (“SEC”), the Congress, and any agency Inspector General

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(collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. The Executive is not required to notify the Company that the Executive has engaged in such communications with the Regulators.

7. Covenants to Survive this Agreement. The covenants of the Executive contained in Section 6(b) hereof shall survive the termination of the Executive’s employment for any reason and the expiration or termination of this Agreement or any part thereof without regard to the reason therefor. The covenants of the Executive contained in Section 6(a) hereof shall survive the termination of the Executive’s employment for any reason and the expiration or termination of this Agreement or any part thereof, except as otherwise expressly provided in this Agreement. Both parties hereby expressly agree and contract that it is not the intention of either party to violate any public policy or any statutory or common law, and that if any sentence, paragraph, clause or combination of the same of Section 6 (including any provisions incorporated by reference) is in violation of the law of any state where applicable, such sentence, paragraph, clause, or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of such paragraph and this Agreement shall remain binding on the parties hereto. It is the intention of both parties to make the covenants of Section 6 binding only to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenant of Section 6 is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a reasonable, judicially enforceable limitation in place of the offensive part of the covenant and as so modified the covenant shall be as fully enforceable as set forth herein by the parties themselves in the modified form.

8. Injunctive Relief, an Additional Remedy. The Executive acknowledges that the injury that would be suffered by the Company as a result of breach of the provisions of Section 6 would be irreparable and that an award of monetary damages to the Company for such breach would be an inadequate remedy. Consequently, the Company will have the right in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement and the Company will not be obligated to post bond or the security in seeking such relief. Without limiting the Company’s rights under this Section or any other remedies of the Company, if the Executive breaches any provisions of Section 6, and the Company obtains an injunction or final judgment that Executive has violated Section 6, the Company will have the right to cease making any payments otherwise to the Executive under this Agreement.

9. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

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10. Miscellaneous.

a. Executive Representations. The Executive hereby represents and warrants to the Company that he is not subject to, or a party to, any employment agreement, non-competition covenant, non-disclosure agreement or other agreement, covenant, understanding or restriction of any nature whatsoever which would prohibit the Executive from executing this Agreement and performing fully his duties and responsibilities hereunder, or which would in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to the Executive by the Company. Further, the Company expects the Executive not to, and the Executive hereby acknowledges that he shall not, use any proprietary or confidential information of any prior employer in the performance of his duties.

b. Governing Law. The validity, construction, interpretation and enforceability of this Agreement and the capacity of the parties shall be determined and governed by the laws of the State of New Jersey without regard to conflicts of law.

c. Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of New Jersey or of the United States of America for the District of New Jersey. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforesaid courts in any such action or proceeding by mailing copies thereof by certified mail, postage prepaid, to the party at its address set forth in subsection (f). THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY TO ALL CLAIMS HEREUNDER.

d. Assignment. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns. This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of the rights or obligations hereunder without first obtaining a written consent of the other party, except the Company may assign this Agreement without the Executive’s consent provided that the Company merges with, or transfers all or substantially all of the Company’s assets to, a transferee or surviving company that agrees to assume this Agreement in its entirety, without modification or amendment.

e. Collateral Agreements. This Agreement constitutes the entire Agreement between the parties respecting the employment of the Executive, and supersedes any and all prior agreements and understandings concerning the terms and conditions of the Executive’s employment by the Company, including the Original Agreement, and there are no representations, warranties or commitments relating to such employment, except as set forth or referred to herein, provided that, notwithstanding the foregoing, the Employee Confidentiality and Inventions Agreement between the Executive and the Company shall remain in full force

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and effect. This Agreement may be amended only by an instrument in writing executed by the parties hereto. For the avoidance of doubt, this Agreement shall not supersede any award agreement between the Executive and the Company evidencing outstanding equity awards.

f. Notices. Any notice, request, demand or other communication hereunder shall be in writing and shall be deemed duly given when personally delivered to an officer of the Company or to the Executive, as the case may be, or when delivered by national next-business day delivery service or certified mail at the following addresses:

If to the Company:

Valeritas, Inc.

750 Route 202 South, Suite 600

Bridgewater, NJ 08807

Attention: Human Resources

If to the Executive:

8 Old Barn Court

Newtown, PA 18940

g. Counterparts. This Agreement may be executed in any number of counterparts. All executed counterparts shall constitute one Agreement notwithstanding that all signatories are not signatories to the original or the same counterpart.

h. Mitigation. The Executive shall not be required to mitigate the amount of any payments and/or benefits under this Agreement by seeking other employment or otherwise. The payments and/or benefits to be provided pursuant to Section 5 shall not be reduced by any compensation or benefits payable or provided to the Executive as a result of employment by another employer after the date of termination or otherwise.

i. Waiver of Breach. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

j. Application of Section of 409A of the Internal Revenue Code.

(i) This Agreement is intended to comply with the requirements of section 409A of the Code and its corresponding regulations (“Section 409A”), and shall in all respects be administered in accordance with Section 409A. Notwithstanding anything in this Agreement to the contrary, distributions may only be made under this Agreement upon an event and in a manner permitted by Section 409A or an applicable exemption. Severance benefits provided under this Agreement are intended to be exempt from Section 409A under the “separation pay exception” to the maximum extent applicable. Further, any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be

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paid under the applicable exception. For purposes of Section 409A, all payments to be made upon a termination of employment under this Agreement may only be made upon the Executive’s “separation from service” (within the meaning of such term under Section 409A), each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event shall the Executive, directly or indirectly, designate the fiscal year of payment, except as permitted under Section 409A. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. The Executive will be solely responsible for any tax imposed under Section 409A and in no event will the Company have any liability with respect to any tax, interest or other penalty imposed under Section 409A.

(ii) Notwithstanding anything herein to the contrary, if, at the time of the Executive’s termination of employment with the Company, the Company has securities which are publicly traded on an established securities market and the Executive is a “specified employee” (as such term is defined in Section 409A) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under Section 409A, then the Company shall postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise paid within the ‘short-term deferral exception’ under Treas. Reg. section 1.409A-1(b)(4), and the ‘separation pay exception’ under Treas. Reg. section 1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following the Executive’s “separation of service” (as such term is defined under Section 409A) with the Company. If any payments are postponed due to such requirements, such postponed amounts shall be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six (6) months following Executive’s separation of service with the Company. If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.

(iii) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (1) any reimbursement shall be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (2) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (3) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred and (4) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

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[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above,

COMPANY:

Valeritas, Inc.

By:	/s/ Lüke Duster
Name: Lüke Duster
Its: Board of Director

EXECUTIVE:

/s/ John Timberlake
John Timberlake

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT OF

JOHN TIMBERLAKE

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EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the benefits and mutual agreements set forth in the Employment Agreement, dated as February     , 2016 (the “Agreement”), between Valeritas, Inc. (the “Company”) and [                    ] (the “Executive”), to which this form is attached, the Executive, intending to be legally bound, agrees to the terms and conditions set forth in this Release and Waiver of Claims (the “Release and Waiver”).

1. In exchange for the consideration provided to the Executive by the Agreement that the Executive is not entitled to receive absent the Agreement, including but not limited to the applicable severance consideration set forth in Section 5 of the Agreement, and the other commitments of the Company in the Agreement and in Paragraph 3 of the Release and Waiver, the Executive and his or her heirs, representatives, agents and attorneys hereby generally and completely, subject to the provisions set forth below in Paragraph 2, releases the Company and any of its predecessors, successors, parents, affiliated or subsidiary companies, and its or their present or former officers, directors, agents, members of the Board of Directors, representatives or employees, and the various Company benefit plans, committees, trustees, fiduciaries, trusts and their respective successors and assigns, heirs, executors and personal or legal representatives (collectively referred to as the “Releasees”) from any and all claims or causes of action the Executive may have or claim to have against the Releasees including any claims arising out of or relating in any way to the Executive’s employment with the Company and/or the termination of such employment. In waiving and releasing any and all claims against the Releasees, whether or not now known to the Executive, the Executive understands that this means that if the Executive later discovers facts different from or in addition to those facts currently known by the Executive, or believed by the Executive to be true, the waivers and releases of this Release and Waiver will remain effective in all respects–despite such different or additional facts and the Executive’s later discovery of such facts, even if the Executive would not have signed this Release and Waiver if the Executive had prior knowledge of such facts. The claims released include, but are not limited to:

(a) all claims for monetary damages arising under Title VII of the Civil Rights Act of 1964 (as amended), Sections 1981 through 1988 of Title 42 of the United States Code (as amended), the Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), and the Americans with Disabilities Act of 1990 (as amended);

(b) any and all other claims, including but not limited to claims brought under the Rehabilitation Act, the Executive Retirement Income Security Act of 1974 (as amended), the Uniformed Services Employment and Reemployment Rights Act of 1994, the National Labor Relations Act (as amended), the Federal Worker Adjustment and Retraining Notification Act (as amended), the Family and Medical Leave Act of 1993, the Occupational Safety and Health Act (as amended), the Equal Pay Act (as amended), the Labor Management Relations Act, New Jersey Law Against Discrimination, New Jersey Equal Pay Act, New Jersey Civil Rights Law, New Jersey Conscientious Employee Protection Act, New Jersey Family Leave Act, New Jersey Wage and Hour Law, New Jersey WARN Laws, and the New Jersey Constitution;

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(c) all claims arising under any Executive Order or derived from or based upon any state or federal regulations;

(d) all common law claims, including but not limited to any and all rights to discovery, claims for wrongful discharge, constructive discharge, violation of public policy, breach of an express or implied contract, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, defamation, conspiracy, tortious interference with contract or prospective economic advantage, promissory estoppel, equitable estoppel, fraud, misrepresentation, detrimental reliance, retaliation, and negligence;

(e) all claims for personal injury, including physical injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, interest, liquidated damages, and punitive damages; and

(f) all claims for costs, interest, and attorneys’ fees.

2. Paragraph 1 shall not apply to any claims the Executive may have with respect to the Company’s severance obligations under Section 5 of the Agreement, any rights the Executive may have with respect to outstanding equity interests in the Company, rights to indemnification under the Company’s by-laws or otherwise, or any rights to recover under any director and officer liability insurance policy maintained by the Company for the benefit of the Executive in accordance with the terms of such director and officer liability insurance policy. In addition, Paragraph 1 shall in no event apply to any claims that, as a matter of applicable law, are not waivable, the Executive’s right to vested benefits under the written terms of the Company’s 401(k) Plan, claims for unemployment or workers’ compensation benefits, any medical claim incurred during the Executive’s employment that is payable under applicable medical plans or an employer-insured liability plan, or claims arising after the date on which the Executive signs the Release and Waiver. The Executive and the Company agree that nothing in this Release and Waiver restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission (“EEOC”), the Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), the Department of Justice (“DOJ”), the Securities and Exchange Commission (“SEC”), the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, the Executive is waiving the Executive’s right to receive any individual monetary relief resulting from such claims, regardless of whether the Executive or another party has filed them, and in the event the Executive obtains such monetary relief the Company will be entitled to an offset for the payments made pursuant to Section 5 of the Agreement, except where such limitations are prohibited as a matter of law (e.g., under the Sarbanes-Oxley Act of 2002, 18 U.S.C.A. §§ 1514A). The Executive does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. The Executive is not required to notify the Company that the Executive has engaged in such communications with the Regulators.

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3. The Company, for and in consideration of the undertakings of the Executive set forth herein, and intending to be legally bound, do hereby remise, release and forever discharge the Executive of and from any and all actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which the Company ever had, now have, or which the Company may have, by reason of any matter, cause or thing whatsoever, from the beginning of the Executive’s employment with the Company and its affiliates up to and including the date of this Release and Waiver, arising from or relating to any and all acts, events and omissions relating to the Executive’s employment with the Company, the termination of his employment relationship with the Company and its affiliates, or his service or status as (one or more of) an agent, officer, director and/or employee of the Company and its affiliates, including, but not limited to, any claims, whether known or unknown, which have been asserted, could have been asserted or could be asserted now or in the future, including any claims under any federal, state or local laws (“Released Claims”). Without limiting the foregoing, and subject to the last sentence of this Paragraph 3, Released Claims will not include any claims arising from the willful misconduct, misrepresentation or fraud of the Executive, or any breach of any prior agreements between the Executive and the Company that impose non-competition, non-solicitation, confidentiality and/or nondisclosure obligations upon the Executive. The Company shall not initiate or cause to be initiated against the Executive any lawsuit, compliance review, administrative claim, investigation or proceedings of any kind which pertain in any manner to the Released Claims. Notwithstanding the provisions of Paragraph 1, the Executive shall continue to be indemnified and held harmless by the Company, from any liability, costs or obligations with respect to any and all actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity (including, without limitation, any reasonable attorney fees or other charges incurred in defending same) to the maximum extent permitted under the applicable state law of the state in which the Company is incorporated and any policies of insurance then in effect, limited only to the extent of any limit, from time to time, for current officers and directors of the Company.

4. The Executive agrees that the Executive will not apply for, nor otherwise seek or accept, employment or re-employment with the Company or any of its related or successor companies, and the Executive forever releases and discharges the Company and its related or successor companies from any obligation to consider the Executive for employment or reemployment in any capacity.

5. The Executive acknowledges that, subject to the provisions set forth in Paragraph 2, any prior agreements between the Executive and the Company that impose non-competition, non-solicitation, confidentiality and/or nondisclosure obligations upon the Executive shall remain in force and effect.

6. The Executive acknowledges that the Executive has received all amounts due from the Company through the Executive’s termination of employment, including but not limited to all wages earned and payment for all accrued but unused paid vacation time. No other amounts are due to the Executive from the Company except pursuant to Section 5 of the Agreement (to the extent applicable). The Executive also represents that there are no existing claims, charges, or complaints filed by the Executive against the Releasees in any federal, state or local court or administrative agency.

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7. The Executive acknowledges that the only consideration the Executive has received for signing this Release and Waiver is that set forth herein and in the Agreement. No other promise, inducement, threat, agreement or understanding of any kind or description has been made with or to the Executive to cause the Executive to enter into this Release and Waiver. The Executive further acknowledges that the consideration the Executive is receiving from the Company through this Release and Waiver and the Agreement is greater than any amount the Executive would otherwise be entitled to from the Company.

8. The Executive understands that the Executive has been given a period of twenty-one (21) calendar days to review and consider this Release and Waiver before signing it. The Executive also understands that the Executive is free to use as much of the twenty-one (21) day period as the Executive wishes or considers necessary before deciding to sign this Release and Waiver, provided, however, that the Executive may not sign this Release and Waiver before the Executive’s termination of employment. Changes to the Company’s offer contained in this Release and Waiver that are immaterial will not restart the twenty-one (21) day consideration period. [To be modified if termination occurs pursuant to a group termination program to reflect 45 day required consideration period and disclosures about the decisional unit, the eligibility factors for selection for termination, and the ages and job titles of employees who were and who were not selected for termination and offered consideration for signing a release.]

9. The Executive may revoke this Release and Waiver within seven (7) calendar days of signing it by delivering written notice of revocation to                      at                     . If the Executive has not revoked this Release and Waiver within that seven (7) day period, it becomes effective immediately on the eighth day after the Executive signs the Release and Waiver.

10. The Company hereby advises the Executive to consult with an attorney. The Executive agrees that the Executive has had the opportunity to review this Release and Waiver with an attorney, that the Company recommends that the Executive review this Release and Waiver with an attorney and that the Executive fully understands the terms and conditions of this Release and Waiver. The Executive further acknowledges that the Executive accepts the terms of this Release and Waiver and enters into it freely, voluntarily, and without duress or coercion.

11. Should any provision of this Release and Waiver be declared or determined by any Court of competent jurisdiction to be illegal, invalid or unenforceable (except for Paragraph 1), the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby and the illegal, unenforceable or invalid part, term or provisions shall be deemed not to be part of this Release and Waiver.

12. This Release and Waiver shall be governed by New Jersey law, and the Courts of New Jersey, either federal or state, shall have jurisdiction over, and be the proper venue for, any disputes arising out of this Release and Waiver.

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I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS RELEASE AND WAIVER OF CLAIMS AND UNDERSTAND ALL OF ITS TERMS, INCLUDING THE FULL AND FINAL RELEASE AND WAIVER OF CLAIMS SET FORTH ABOVE. I FURTHER ACKNOWLEDGE THAT I HAVE VOLUNTARILY ENTERED INTO THIS RELEASE AND WAIVER OF CLAIMS, THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS RELEASE AND WAIVER OF CLAIMS AND THAT I HAVE BEEN GIVEN THE OPPORTUNITY AND BEEN ENCOURAGED TO HAVE THIS RELEASE AND WAIVER OF CLAIMS REVIEWED BY AN ATTORNEY.

Name: [ ]	On behalf of Valeritas

Date:	Name:

Title:

Date:

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